Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 23, 2020 with respect to the financial statements of FS Credit Income Fund for the year ended October 31, 2020 in Post-Effective Amendment No. 9 to the Registration Statement on Form N-2 (File No. 333-215074) of FS Credit Income Fund.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 23, 2021